SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): October 22, 2009

VANITY EVENTS HOLDING, INC.

 (Exact name of Company as specified in charter)

Delaware	000- 52524	43-2114545
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

43 West 33rd Street, Suite 600
New York, NY 10001
(Address of principal executive offices) (zip code)

Copies to:
Richard A. Friedman, Esq.
Jonathan R. Shechter, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2009, Mr. Frank Lazauskas, a Director of Vanity Events Holding, Inc. (the “Company”) resigned and thereby terminated his service as Director effective October 22, 2009. Mr. Lazauskas resigned to pursue other interests. There was no disagreement or dispute between Mr. Lazauskas and the Company which led to his resignation.

In addition, on October 26, 2009, the Board of Directors elected Messrs. Sam Wolf and Robert Wagschal as Directors of Vanity Events Holding, Inc. Neither Messrs. Wolf nor Wagschal have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Mr. Wolf has been employed as a sales associate and office manager at Fairmont Insurance Brokers Ltd. since July 1988. In July 2003, Mr. Wolf was promoted to Vice President of Sales & Marketing where he has been actively involved in growing the Agency’s premiums to $85,000,000 as well as building an extensive personal book of business. He was also in charge of recruitment and training of sales people for the company. Mr. Wolf has served as a Board Member in various charities and is presently a Board Member of a private High School in Long Island.

Mr. Wagschal has been a manager at the accounting firm of McGladrey & Pullen, LLP in New York City since October 2004, where he oversees the accounting and assurance services provided to many of the firm’s largest hedge fund and private equity clients.  Prior to joining McGladrey & Pullen, LLP, Mr. Wagschal worked for another accounting firm in New York City providing services to its real estate, healthcare and non-for-profit clients. Mr. Wagschal studied at Yeshiva University where he graduated from with a bachelors of science in accounting. Mr. Wagschal is a certified public accountant in the state of New York.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANITY EVENTS HOLDING, INC.

Dated: October 27, 2009	By:	/s/ Steven Moskowitz
Name: Steven Moskowitz
Title: Chief Executive Officer